Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of August 4, 2011 by and among (i) Rotex Holdings, LLC, a Delaware limited liability company (the “Seller”), (ii) Rotex Global, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Seller (the “Company”), and (iii) Hillenbrand, Inc., an Indiana corporation (the “Buyer”).

Introduction

The Buyer wishes to purchase all of the outstanding Membership Interests of the Company on the terms and conditions set forth in this Agreement.

An index of defined terms is set forth in Section 9.14.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

1.1.                            Purchase and Sale.  On and subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of the outstanding Membership Interests of the Company (the “Purchased Securities”), free and clear of all Liens (other than restrictions on transfers under applicable securities laws).  The acquisition of the Purchased Securities and the other transactions contemplated herein are sometimes collectively referred to herein as the “Transactions”.

1.2.                            Closing.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Transactions (the “Closing”) will take place at the offices of Choate, Hall & Stewart, LLP (a) two Business Days after the conditions set forth in ARTICLE VI are satisfied (other than those conditions which by their nature are normally satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or waived, or (b) such other date that is agreed to in writing by the Seller and the Buyer (the “Closing Date”).

1.3.                            Certain Definitions; Pre-Closing Deliveries.

(a)                                  Definitions.  As used herein, the following terms shall have the following meanings:

“Affiliate” of a specified Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Base Purchase Price” means $240,000,000.

“Closing Cash” means, as of immediately prior to the Closing, the consolidated cash and cash-equivalents of the Company (other than deposits to obtain releases of Liens).  The Closing Cash shall be determined in accordance with GAAP using the same methods, practices and principles used by the Company to prepare its most recent unaudited financial statements referenced in Section 2.8.

“Closing Indebtedness” means, on a consolidated basis, as of immediately prior to the Closing and without duplication of amounts:  (i) all outstanding indebtedness of the Company for borrowed money; (ii) all outstanding indebtedness of the Company evidenced by bonds, debentures, notes, mortgages, indentures or other similar instruments or debt securities; (iii) all outstanding indebtedness of the Company, determined in accordance with GAAP, under capital leases; (iv) all outstanding indebtedness of the Company for deferred purchase price for property and services (excluding accounts payable and other current liabilities incurred in the ordinary course of business); (v) all outstanding indebtedness of the Company in respect of letters of credit (excluding Performance Guarantees for which no unsatisfied claims are outstanding); and (vi) all guarantees, indemnities or security provided for other Persons with respect to any item described in clauses (i) through (v) above.  In no event will Closing Indebtedness include any (A) liability included within the definition of Closing Working Capital and (B) indebtedness arranged by the Buyer or any of its Affiliates.  For the avoidance of doubt, “Closing Indebtedness” also includes any and all accrued interest, success fees, prepayment premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment or repayment of any indebtedness.

“Closing Payment” means the Base Purchase Price, plus (i) an amount equal to the aggregate amount of Closing Cash, minus (ii) to the extent not contributed by or on behalf of the Company at or prior to the Closing, the Pension Funding Amount, and minus (iii) to the extent not paid by or on behalf of the Company at or prior to the Closing, the accrued deferred compensation amount(s) set forth on Attachments 2.10(d) and 2.10(d)(i) to Schedule 2.10 in the aggregate amount of USD $1,034,089 (the sum of the column entitled “Balance 12/31/11”) and GBP £112,581 (the sum of the column entitled “Total Due”), respectively.

“Closing Working Capital” means, on a consolidated basis, as of immediately prior to the Closing, (i) all accounts receivable, inventory, prepaid expenses and other current assets of the Company (excluding for this purpose Closing Cash), minus (ii) all accounts payable, accrued liabilities, and other current liabilities of the Company (excluding for this purpose all Closing Indebtedness, Seller’s Expenses and the Sale Bonus Amount).  Except as set forth in the preceding sentence, the Closing Working Capital shall be determined in accordance with GAAP using the same methods, practices and principles used by the Company to prepare its most recent unaudited consolidated financial statements referenced in Section 2.8.

“Closing Working Capital Target” means $10,022,000, calculated in accordance with Exhibit A.

“Company Material Adverse Effect” means a material adverse effect on the assets, business, properties or condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole; provided, that in no event shall any of the following be taken into account in the determination of whether a Company Material Adverse Effect has occurred:  (i) any change in any Legal Requirement or GAAP; (ii) any change resulting from conditions affecting any of the industries in which the Company and the Subsidiaries operate or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack); (iii) any change resulting from the announcement or pendency of the Transactions (including the fact that the Buyer or any of its Affiliates are the prospective owners of the Company); (iv) any event, condition or other matter disclosed on a Schedule to this Agreement as of the date of this Agreement, but excluding any change in such event, condition or other matter that arises after the date hereof, (v) any change that can be shown to have resulted from any action by the Seller, the Company or any Subsidiary required by this Agreement; or (vi) the failure of the Company to achieve any financial projections or budget (provided, that the facts or occurrences giving rise or contributing to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); except in the case of clauses (i) and (ii), to the extent such changes have, individually or in the aggregate, a disproportionate impact on the Company and the Subsidiaries, taken as a whole, relative to other industry participants.

“Escrow Agent” means Deutsche Bank Trust Company Americas, a subsidiary of Deutsche Bank AG.

“Escrow Agreement” means the Escrow Agreement, in substantially the form of Exhibit B hereto, among the Buyer, the Seller and the Escrow Agent.

“Escrow Fund” means $12,000,000 deposited with the Escrow Agent on the Closing Date, together with all interest, dividends and other income earned with respect thereto, less amounts disbursed therefrom in accordance with this Agreement and the Escrow Agreement.

“GAAP” means United States generally accepted accounting principles as of the date hereof, consistently applied.

“Governmental Authority” means any:  (i) foreign, federal, state, provincial, municipal or local government, court, tribunal, administrative agency or department, (ii) any other governmental, government appointed or regulatory authority or (iii) quasi-governmental authority exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Lien” means any lien, security interest, charge, pledge, restriction, adverse claim or other encumbrance of any kind (including any lien that secures the payment or performance of an obligation or otherwise adversely affects the right, title or interest of a Person in any property).

“Membership Interests” means all of the Seller’s right and interest in the Company as the sole member thereof, including (i) rights and interests in all capital and capital accounts of the Company and profits and losses of the Company, (ii) rights and interests to receive distributions of the Company’s assets and (iii) rights to vote its interest in, and to manage, the Company.

“Pension Funding Amount” means $729,220.

“Performance Guarantees” means, collectively, all obligations of the Company or any Subsidiary (including standby letters of credit, performance bonds and similar obligations) to secure the repayment of customer deposits or the performance of product warranty obligations.

“Person” means any natural person, corporation, limited liability company, partnership, trust or other entity.

“Purchase Price” means the Base Purchase Price, (i) plus an amount equal to Closing Cash, (ii) plus the amount, if any, by which Closing Working Capital is more than the Closing Working Capital Target, or minus the amount, if any, by which Closing Working Capital is less than the Closing Working Capital Target.

“Rotex Name” and “Rotex Marks” means the names or marks of the Company or any Subsidiary as of the date hereof, including “Rotex,” either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“Rotex Name Materials” means all materials bearing any of the Rotex Name and Rotex Marks, including all products, inventory, advertising and promotional materials and other publicly disseminated information.

“Sale Bonus Amount” means up to $2,200,000, which amount represents the aggregate sale bonuses payable to employees of the Company or any of the Subsidiaries in connection with the Closing of the Transactions.

“Seller’s Expenses” means all unpaid fees and expenses of attorneys, accountants, investment bankers and other advisors of the Seller or the Company relating to the Transactions including the unpaid fees and expenses of Choate, Hall & Stewart LLP and Lincoln International LLC.  In no event, however, will any fees and expenses incurred by or for the account of the Buyer or any of its Affiliates, or any fees or expenses incurred by the Company after the Closing, be considered Seller’s Expenses.

(b)                                  Pre-Closing Deliveries.  At least three (3) Business Days prior to the Closing, the Company will furnish to the Buyer (i) a certificate (the “Closing Payment Certificate”) setting forth an estimate of Closing Cash and a calculation of the Closing Payment, (ii) a payoff letter from each holder of Closing Indebtedness indicating the amount required to discharge such indebtedness at the Closing and including an undertaking by each such holder to discharge any Liens securing any portion of such indebtedness, (iii) final bills and wire transfer instructions from each payee of any portion of the Seller’s Expenses, (iv) a schedule that provides a breakdown by recipient and amount of the Sale Bonus Amount, and (v) executed letters of resignation (to be effective as of the Closing) from each member of the Company’s management board.

1.4.                            Payments at Closing.  At the Closing, the Buyer shall make or cause to be made the following payments (in an amount, in the aggregate, equal to the Closing Payment shown on the Closing Payment Certificate) by wire transfer of immediately available funds:

(a)                                  first, to each holder of Closing Indebtedness of the type described in clauses (i) and (ii) of the definition thereof, the amount specified in the payoff letters delivered by the Company to the Buyer;

(b)                                  second, to the payees of the Seller’s Expenses and the Sale Bonus Amount in accordance with the bills, schedule and wire transfer instructions delivered by the Company to the Buyer pursuant to Section 1.3(b);

(c)                                  third, to the Escrow Agent, to be held in escrow in accordance with the terms of the Escrow Agreement, the Escrow Fund; and

(d)                                  fourth, the balance to the Seller.

1.5.                            Determination of Purchase Price.

(a)                                  Initial Determination.  Within 60 days after the Closing Date, the Buyer will prepare in good faith and deliver to the Seller a certificate (the “Purchase Price Certificate”) executed by the Buyer setting forth (i) an itemized listing of Closing Cash, Closing Indebtedness and the Closing Working Capital, and (ii) the Buyer’s calculation of the Purchase Price.

(b)                                  Seller’s Right to Dispute.  If the Seller delivers written notice (the “Disputed Items Notice”) to the Buyer within 30 days after receipt by the Seller of the Purchase Price Certificate stating that the Seller objects to any items in the Purchase Price Certificate (the “Disputed Items”), the Buyer and the Seller will attempt to resolve and finally determine and agree upon the Disputed Items as promptly as practicable.  If the Seller does not deliver the Disputed Items Notice to the Buyer within 30 days after receipt by the Seller of the Purchase Price Certificate, the Purchase Price specified in the Purchase Price Certificate will be presumed to be true and correct in all respects and will be final and binding on the parties.

(c)                                  Arbitration of Disputes.  If the Buyer and the Seller are unable to agree upon the Disputed Items within 30 days after delivery of the Disputed Items Notice, the Buyer and the Seller will appoint Deloitte LLP or, if such firm is unwilling to serve, an independent, nationally-recognized accounting firm reasonably acceptable to each of them (in either case, the “Independent Accounting Firm”) to resolve the Disputed Items.  The Independent Accounting Firm shall (i) address only the Disputed Items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party, and (ii) re-calculate the Purchase Price, as modified only by the Independent Accounting Firm’s resolution of the Disputed Items.  the Buyer and the Seller will each have the same opportunity to present its position and submit materials regarding the Disputed Items to the Independent Accounting Firm.  The Independent Accounting Firm will make a written determination of each Disputed Item within 30 days after being appointed and such determination will be final and binding on the parties.  The fees, costs and expenses of the Independent Accounting Firm will be borne by the party whose positions generally did not prevail in such determination, or if the Independent Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Seller and 50% by the Buyer.

(d)                                  Payment.  Within two Business Days after the Disputed Items are finally resolved and the Purchase Price is finally determined, either (i) the Buyer shall pay or cause to be paid to the Seller an aggregate amount equal to the excess, if any, of the Purchase Price over the Closing Payment, or (ii) the Seller shall cause to be paid to the Buyer an aggregate amount equal to the excess, if any, of the Closing Payment over the Purchase Price, in either case, by wire transfer of immediately available funds to the account or accounts designated by the Buyer or the Seller, as applicable.

(e)                                  Access to Information.  Each party and its accountants, lawyers and representatives will be given reasonable access at all reasonable times to (and shall be allowed to make copies of) the books, records and personnel of the other party and reasonably requested by such Persons, in each case in connection with the final determination of the Purchase Price or any dispute relating thereto.  The rights of each party under this Agreement shall not be prejudiced by the failure of the other party or any of its Affiliates, subsidiaries or representatives to comply with this Section.

(f)                                    Effect on Other Provisions.  No adjustment to the Purchase Price pursuant to this Section shall be considered a breach of any representation, warranty or other provision of this Agreement or any document delivered pursuant to this Agreement.  The Buyer shall not make any claim in respect of the final determination of the Purchase Price or any item included within the final determination of the Purchase Price other than in accordance with this Section; provided, that this Section 1.5(f) shall not preclude the Buyer Indemnified Parties from asserting claims for indemnification in accordance with ARTICLE VII.

1.6.                            Tax Withholdings.  To the extent that the Buyer is required by applicable law to withhold an amount from any payment pursuant to this Agreement and pay over to any Governmental Authority any amount so withheld, the Buyer shall withhold and pay such amount over to the applicable Governmental Authority.  Any amounts so withheld and paid over shall be treated as paid by the Buyer to the Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES CONCERNING

THE COMPANY AND THE SUBSIDIARIES

The Company and the Seller jointly and severally represent and warrant to the Buyer that each of the statements contained in this ARTICLE II is true and correct.  Except for the representations and warranties expressly set forth in this ARTICLE II, the Company and the Seller make no other representation or warranty (either express or implied) concerning the Company or the Subsidiaries.

2.1.                            Organization, Power and Standing.  The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has full limited liability company power to own, lease and operate its properties and to carry on its business as it is now conducted.  The copies of the certificate of formation and the operating agreement of the Company (each as amended to date, the “Company Charter Documents”) that have been delivered to the Buyer by the Company are complete.

2.2.                            Subsidiaries.  Except as set forth on Schedule 2.2, the Company does not, directly or indirectly, own or have the right to acquire any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization.  The entities indicated on such Schedule as subsidiaries are referred to herein as the “Subsidiaries” and each as a “Subsidiary.”  The owners of all of the issued and outstanding equity securities or interests of each of the Subsidiaries are as listed on Schedule 2.2.  Except as set forth on Schedule 2.2, the Company owns all of the issued and outstanding equity securities or interests of each Subsidiary, free and clear of all Liens.  Such equity securities or interests were duly authorized and validly issued.  Each Subsidiary is validly existing and in good standing under the laws of its jurisdiction of organization, as set forth on Schedule 2.2.  Each of the Subsidiaries has the organizational power to own, lease and/or operate its properties and to carry on its business as it is now conducted.  There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate any Subsidiary to issue any of its equity securities or interests to any third party.  There are no outstanding equity appreciation, phantom equity or profit participation rights with respect to any Subsidiary.

2.3.                            Foreign Qualifications.  Schedule 2.3 sets forth a complete and accurate list of all jurisdictions in which the Company or any Subsidiary is qualified to do business as a foreign entity.  There are no other jurisdictions in which the Company or any Subsidiary must qualify to do business as a foreign entity, except for any jurisdiction(s) in which the failure to so qualify would not have a Company Material Adverse Effect.

2.4.                            Due Authorization.  The Company has the limited liability company power and authority and has taken all required limited liability company action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby.

2.5.                            No-Conflict; Required Consents and Approvals.  Except as set forth in Schedule 2.5 and except for applicable filings under the HSR Act and applicable foreign antitrust or competition laws, the Company’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby will not result in any violation of, be in conflict with or constitute a default under (with or without notice or the passage of time, or both), give rise to any right of termination, cancellation or modification of, result in the acceleration of, or the obligation to make, any payment under, or result in the creation of any Lien (other than Permitted Liens) upon the assets of the Company or any Subsidiary under (a) the Company Charter Documents, (b) the organizational documents of the Subsidiaries, (c) any Material Contract, (d) any Authorization or (e) any Legal Requirement, except in the case of clauses (b)-(e) for such violations, conflicts or defaults which would not have a Company Material Adverse Effect.  Except as set forth on Schedule 2.5 and except for applicable filings under the HSR Act and applicable foreign antitrust or competition laws, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any party to a Material Contract is required on the part of the Company or any Subsidiary for or in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for those which, if not obtained, would not have a Company Material Adverse Effect.

2.6.                            Validity and Enforceability.  This Agreement is, and each of the other agreements, instruments and documents of the Company contemplated hereby will be when executed and delivered by the Company, the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

2.7.                            Capitalization.  The Seller owns 100% of the outstanding Membership Interests of the Company, free and clear of all Liens, other than those that will be terminated at Closing and restrictions on transfers under applicable securities laws, and all such Membership Interests have been duly authorized and validly issued.  Except as set forth on Schedule 2.7, there are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate the Company to issue equity interests of any type, class or series.  The offer, issuance and sale of all outstanding Membership Interests complied in all material respects with all applicable preemptive rights.  Except as set forth on Schedule 2.7, there are no agreements to which the Company is a party relating to the acquisition, disposition, voting or registration of any Membership Interests.  There are no outstanding equity appreciation, phantom equity or profit participation rights with respect to the Company.  The Membership Interests are uncertificated.

2.8.                            Financial Statements; No Undisclosed Liabilities.

(a)                                  The Company has delivered to the Buyer (i) audited consolidated balance sheets of the Company as at December 31, 2009 and December 31, 2010, and audited consolidated income statements and statements of cash flows for the fiscal years then ended, and (ii) an unaudited consolidated balance sheet of the Company as at June 30, 2011 and unaudited consolidated income statements and statements of cash flows for the six-month period then ended.  Such financial statements and the notes thereto, if any, fairly present in all material respects the consolidated financial condition and cash-flows of the Company for the periods then ended in accordance with GAAP (except as otherwise stated therein or in the case of unaudited financial statements for the omission of footnotes and subject to normal year-end adjustments).

(b)                                  Except as set forth on Schedule 2.8(b), to the knowledge of the Company, the Company and the Subsidiaries do not have any material liability or obligation required by GAAP to be set forth in a financial statement or in the notes thereto, except for liabilities or obligations that:  (i) have been incurred in the ordinary course of business since the date of the most recent unaudited consolidated financial statements referenced in Section 2.8(a) (the “Interim Financial Statements”); (ii) are accrued or reserved against in the Interim Financial Statements or will be included in (or for which a reserve or accrual is to be included in) the computation of Closing Working Capital; or (iii) are included in the Seller’s Expenses and the

Sale Bonus Amount, or arise out of the execution of this Agreement and are determinable solely by reference to this Agreement and the Schedules hereto.

2.9.                            No Material Adverse Change.  Since December 31, 2010, except as set forth on Schedule 2.9, (a) the Company and each Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) no Lien has been placed upon any of the Company’s or any Subsidiary’s assets, other than Permitted Liens, (c) the Company has not declared any dividend or distribution (other than tax distributions) or redeemed any of its Membership Interests, (d) neither the Company nor any Subsidiary has acquired or disposed of any material assets, except for sales of inventory (including finished goods and replacement parts) in the ordinary course of business, (e) there has been no damage, destruction or casualty loss (other than those covered by insurance) with respect to any of the assets or properties of the Company or any Subsidiary, (f) the Company has not made any change in the compensation paid or payable to any officer or senior management employee, other than any change in the ordinary course of business, (g) neither the Company nor any Subsidiary has cancelled or waived any claims with a potential value in excess of $250,000, and (h) there has not been any Company Material Adverse Effect, or any event or development which, individually or together with other such events, would reasonably be expected to result in a Company Material Adverse Effect.

2.10.                     Material Contracts.  Schedule 2.10 hereto sets forth, as of this Agreement, a list of all of the following contracts and agreements of the Company or any Subsidiary (except for those which (i) will be terminated at or prior to the Closing or are terminable by notice of not more than 30 days without material liability to the Company or any Subsidiary or (ii) are listed as Benefit Plans on Schedule 2.21(a)): (a) contracts or leases with respect to which the Company or any Subsidiary has an obligation of more than $250,000, other than purchase orders entered into in the ordinary course of business; (b) contracts relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money; (c) contracts which place any limitation on the operation of the Company’s or any Subsidiary’s business, such as agreements with non-solicitation, non-compete, exclusivity or “most favored nation” provisions; (d) employment, bonus, severance, retention and deferred compensation agreements; (e) contracts with any labor union or association relating to current employees of the Company or any Subsidiary, or collective bargaining agreements; (f) contracts with any Affiliate of the Company; (g) distribution and reseller agreements; (h) research and development agreements; (i) contracts with Governmental Authorities; (j) franchise, partnership and joint venture agreements; and (k) contracts with respect to mergers or acquisitions by the Company or any Subsidiary.

All of the foregoing contracts, the Real Property Leases and the IP Licenses are sometimes collectively referred to herein as the “Material Contracts”.  The Company has made available to the Buyer, in the electronic data room administered by Merrill Corporation (as constituted as of 11:59 p.m. on the day immediately preceding the date of this Agreement, the “Data Room”), true and correct copies of all Material Contracts.  Each Material Contract is valid, binding on and enforceable against the Company or the applicable Subsidiary and, to the knowledge of the Company, each other party thereto.  The Company and, to the knowledge of the Company, each other party thereto has performed in all material respects all of its obligations thereunder.  Except as set forth on Schedule 2.10, the Company or the applicable Subsidiary is not, and, to the knowledge of the Company, the other parties to the Material Contracts are not, in material breach of, or material default under, any Material Contract, nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time would constitute a material breach of, or material default under, any Material Contract.  Except as set forth on Schedule 2.5, the Transactions will not afford any other party to a Material Contract the right to terminate or materially modify such Material Contract.

2.11.                     Real Property.

(a)                                  Neither the Company nor any of the Subsidiaries owns any real property, except as set forth on Schedule 2.11(a) (individually or collectively, as the context may dictate, the “Owned Real Property”).  The Company or the applicable Subsidiary has good and marketable title in fee simple to the Owned Real Property, free and clear of all Liens, other than Permitted Liens.

(b)                                  Schedule 2.11(b) describes each interest in real property leased or subleased by the Company or any of the Subsidiaries (individually or collectively, as the context may dictate, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), including the lessor of each such Leased Real Property, and identifies each lease or any other arrangement under which each such Leased Real Property is leased (each, a “Real Property Lease”).  The Company or the applicable Subsidiary has a valid and binding leasehold interest in all Leased Real Property, free and clear of all Liens, other than Permitted Liens, and neither the Company nor any Subsidiary has received written notice that the lessor under any Real Property Lease has taken action or, to the knowledge of the Company, threatened to terminate the Real Property Lease before the expiration date specified in such Real Property Lease.

(c)                                  There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties (except the Company or the applicable Subsidiary) the right of use or occupancy of any portion of any Real Property.  Except as set forth on Schedule 2.11(c), (i) each of the buildings, structures, fixtures and improvements on the Real Property is in good condition and repair and not in need of maintenance or repairs, normal wear and tear and maintenance excepted and except for repairs that, individually or in the aggregate, are not material to the business conducted thereon; (ii) to the knowledge of the Company, there is no pending or threatened condemnation, eminent domain or similar proceeding with respect to any Real Property or any material portion thereof; (iii) neither the Company nor any Subsidiary has received written notice of any proposed or pending proceeding to change or redefine the zoning classification of all or any material portion of any Real Property; (iv) neither the Company nor any of its Subsidiaries has received written notice that it is currently in default under any agreement, order, judgment or decree relating to any Real Property and, to the knowledge of the Company, no conditions or circumstances exist which, with the giving of notice or passage of time, would constitute a default or breach with respect to the foregoing; (v) except as otherwise provided in a Real Property Lease, neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other Person party to a Real Property Lease, has any option or right to terminate any Real Property Lease (or to terminate or reduce any portion of the premises comprising the Leased Real Property) prior to the expiration of the term thereof, and (vi) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof.

2.12.                     Personal Property.  The Company and each Subsidiary has good title to or a valid leasehold, license or other similar interest in its tangible personal property, free and clear of all Liens, except for Permitted Liens.  The material tangible personal property of the Company and the Subsidiaries, taken as a whole, is in adequate condition to conduct the respective businesses of the Company and the Subsidiaries as conducted on the date of this Agreement, normal wear and tear and maintenance excepted.  As used herein, “Permitted Liens” means (a) such Liens, imperfections of title, easements, encumbrances or restrictions which do not, individually or in the aggregate, materially impair the current use and operation of the property subject thereto or materially adversely affect the marketability of such property, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other like Liens arising in the ordinary course of business of the Company or the applicable Subsidiary for amounts not yet due and payable, or deposits to obtain the release of any such Liens, (c) Liens for Taxes not yet due and payable, or being contested in good faith and for which a reserve, determined in accordance with GAAP, has been established on the Company’s financial statements, (d) purchase money Liens incurred in the ordinary course of business, (e) the Liens listed on Schedule 2.12, (f) any Liens created as a result of any act taken by or through the Buyer or any of its Affiliates, or (g) as of the date hereof, Liens securing any Closing Indebtedness.

2.13.                     Intellectual Property.

(a)                                  As used herein “Intellectual Property” means all intellectual property rights of every kind including all (i) all patents and applications therefor, invention disclosures, and all reissues, divisions, renewals, reexaminations, substitutions, extensions, provisionals, continuations and continuations-in-part thereof; (ii) trademarks and service marks (registered or unregistered) and registrations and applications for registration thereof, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (iii) copyrights (registered or unregistered), copyrightable subject matter, and registrations and applications for registration thereof; (iv) trade secrets; and (v) other proprietary rights in Technology of every kind and nature.  As used herein, “Company Intellectual Property” means Intellectual Property owned, used, or held for use (including for defensive purposes) by the Company or any Subsidiary.  As used herein, “Technology” means all confidential and proprietary information, know-how, techniques, inventions (whether or not patented or patentable), processes, models, methodologies, algorithms, routines, software, files, databases, data collections, formulas, works of authorship or processes, technology, web site addresses, and all instantiations of the foregoing in any form and embodied in any media.

(b)                                  Schedule 2.13(b) hereto contains a list of all Company Intellectual Property included in clauses (i), (ii) and (iii) of the definition of Intellectual Property that the Company or a Subsidiary owns and has registered with a Governmental Authority, or with respect to which the Company or a Subsidiary has filed an application for such a registration, except for any Company Intellectual Property which has been abandoned by the Company or the applicable Subsidiary (which applications and registrations for Company Intellectual Property that have been abandoned as of the date hereof are not listed on Schedule 2.13(b)).  The Company or the applicable Subsidiary (i) has made all necessary filings and paid all necessary registration, maintenance and renewal fees for the purpose of maintaining such Company Intellectual Property and (ii) is the sole and exclusive owner, and with respect to registrations and applications, record owner of all Company Intellectual Property, and, to the knowledge of the Company, all such Company Intellectual Property is subsisting, valid and enforceable.

(c)                                  Schedule 2.13(c) contains a list of all domain names included in the Company Intellectual Property.  The Company or a Subsidiary is the registrant of all such domain names.

(d)                                  Schedule 2.13(d) contains a list of (i) all material licenses granted by the Company or any Subsidiary to any third party with respect to any Company Intellectual Property, (ii) all material licenses granted by any third party to the Company or any Subsidiary with respect to any Company Intellectual Property, excluding “off-the-shelf” or “shrink wrap” products and readily commercially available technology licensed to the Company or any Subsidiary in the ordinary course of business and excluding products and technology licensed by the Company or any Subsidiary to end users pursuant to standard form agreements in the ordinary course of business, and (iii) all settlement, coexistence, and non-assertion agreements concerning Intellectual Property to which the Company or any Subsidiary is a party (collectively, the “IP Licenses”).  The Company has made available to the Buyer, in the Data Room, true and correct copies of all IP Licenses.  The Company or the applicable Subsidiary and, to the knowledge of the Company, each other party thereto, has performed in all material respects all of its obligations under the IP Licenses.  Neither the Company nor the applicable Subsidiary is in default under any material provision of any IP License.  To the knowledge of the Company, no third party is in default under any material provision of any IP License.  Except as set forth on Schedule 2.5, the Transactions will not afford any other party the right to terminate, or require the payment by the Company or any Subsidiary of any additional amounts with respect to, any IP License.

(e)                                  The Company or the applicable Subsidiary owns, or has a valid right to use, free and clear of all Liens (other than Liens securing Closing Indebtedness), all Intellectual Property used or held for use in, or necessary to conduct, the respective businesses of the Company and the Subsidiaries as conducted on the date of this Agreement and as of the Closing Date.

(f)                                    To the knowledge of the Company, except as set forth on Schedule 2.13(f), (i) the conduct of the respective businesses of the Company and the Subsidiaries as conducted on the date of this Agreement and as of the Closing Date, and as conducted since August 1, 2008 (the “Reference Date”), does not violate, infringe or misappropriate, and has not violated, infringed or misappropriated any Intellectual Property of any other Person, and (ii) to the Company’s knowledge, no third party is violating, infringing or misappropriating any Company Intellectual Property owned by the Company or any Subsidiary.  Except as set forth on Schedule 2.13(f), since the Reference Date, neither the Company nor any Subsidiary has received any written notice from any Person claiming any violation, infringement or misappropriation by the Company or any Subsidiary of another Person’s Intellectual Property rights (including any demands or “unsolicited offers” to license Intellectual Property from another Person).  Except as set forth on Schedule 2.13(f), no claims are pending or, to the Company’s knowledge, threatened, against the Company or any Subsidiary by any Person regarding the use or ownership of any Company Intellectual Property, or challenging or questioning the validity or enforceability of any Company Intellectual Property.

(g)                                 The Company and the Subsidiaries have taken reasonable steps to prevent the unauthorized disclosure or use of their material trade secrets and confidential information.  The Company and each Subsidiary has a policy requiring all their employees with access to trade secrets and confidential information, or who assist with the development of Company Intellectual Property, to execute confidentiality and assignment agreements.

(h)                                 No current or former Affiliate, partner, director, member, officer, or employee of the Company or any Subsidiary will, after giving effect to the Transactions, own or retain any proprietary rights in any of the Intellectual Property owned, used, or held for use by the Company or any Subsidiary in the conduct of the respective businesses of the Company and the Subsidiaries as conducted on the date of this Agreement and as of the Closing Date.

2.14.                     Warranty Claims.  Since the Reference Date, except as set forth on Schedule 2.14, there have been no claims against the Company or any Subsidiary alleging any material defects in the Company’s or any Subsidiary’s products, or alleging any failure of the products or services of the Company or any Subsidiary to meet in any material respect applicable specifications, warranties or contractual commitments.  The Company’s and each Subsidiary’s products are free from material defects and perform in all material respects in accordance with all applicable specifications, warranties and contractual commitments.

2.15.                     Customers and Vendors.  Schedule 2.15 hereto sets forth a list of (a) the top ten largest customers of the Company (on a consolidated basis) measured by dollar value of gross sales to such customer for the 12 months ended June 30, 2011, and (b) the top ten vendors based on the aggregate dollar amount of purchases of vendor product by the Company (on a consolidated basis) during such period.  No such customer or vendor has cancelled, terminated or materially decreased or limited, or informed the Company or any Subsidiary in writing that it intends to cancel, terminate or materially decrease or limit its business relationship with the Company or any Subsidiary.

2.16.                     Compliance with Legal Requirements.  The Company and each Subsidiary is in compliance in all material respects with all Legal Requirements (except as to Taxes, as to which Section 2.18 only applies, to Employees and Compensation, as to which Section 2.20 only applies, to Benefit Plans, as to which Section 2.21 only applies, and to Environmental Laws, as to which Section 2.22 only applies).  Except as set forth on Schedule 2.16, since the Reference Date, neither the Company nor any Subsidiary has received any written notice from any Governmental Authority alleging any material violation of any Legal Requirement.  As used herein, “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees and orders and all governmental rules and regulations applicable to such Person.  To the knowledge of the Company, neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company (for this purpose only, “knowledge” shall mean actual knowledge only, and shall not assume or include any requirement of “due inquiry” or any other obligation to investigate or inquire), any of their respective independent sales representatives has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices

Act of 1977, as amended, or (c) violated any provision of the UK Bribery Act or other similar laws of other jurisdictions.

2.17.                     Licenses and Permits.  Schedule 2.17 hereto sets forth a list of all licenses, permits and authorizations of Governmental Authorities held by the Company or any Subsidiary that are material to the respective businesses of the Company and the Subsidiaries as conducted on the date of this Agreement (except for licenses, permits and authorizations relating to Taxes, as to which Section 2.18 only applies and/or Environmental Laws, as to which Section 2.22 only applies) (collectively, the “Authorizations”), and such Authorizations constitute all material licenses, permits and authorizations that are necessary to conduct the respective businesses of the Company and the Subsidiaries as conducted on the date of this Agreement.  The Authorizations are in full force and effect.  The Company or the applicable Subsidiary complies in all material respects with the Authorizations.  There are no actions pending or, to the knowledge of the Company, threatened by any Governmental Authority regarding the suspension or cancellation of any Authorization.

2.18.                     Taxes.  The representations and warranties set forth in this Section 2.18 are subject in all respects to the qualifications and disclosures set forth on Schedule 2.18.

(a)                                  The Company has made available to the Buyer, in the Data Room, true and correct copies of the Tax Returns of the Company and each of the Subsidiaries for all open taxable years.  Such Tax Returns constitute all Tax Returns of the Company and each of the Subsidiaries required to be filed by applicable law, and all such Tax Returns were timely filed and are true and correct in all material respects.  The Company and each of the Subsidiaries has paid all Taxes due and payable, including all Taxes shown on those Tax Returns as being due and payable other than those not yet delinquent or being contested in good faith by appropriate proceedings and with respect to which an adequate accrual has been included in the financial statements referred to in Section 2.8. Neither the Company nor any Subsidiary has liability for the Taxes of any other Person as a result of being a member of an affiliated, combined, consolidated or unitary group for Tax purposes, by contract or as a transferee or successor.

(b)                                  Neither the Company nor any of the Subsidiaries has any currently effective waiver that would have the effect of extending any applicable statute of limitations in respect of any taxable period or any of its Tax liabilities in any jurisdiction.  There is no material unpaid assessment against the Company or any of the Subsidiaries of any Taxes for any fiscal period or any ongoing, pending or threatened tax examination or audit by any taxing authority.

(c)                                  The IRS has not given written notice of the institution of, or of an intent to institute, an administrative proceeding related to the Company or any of the Subsidiaries, and no comparable proceeding or notice has been given by any state or local Governmental Authority.  No Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against the Company or any of the Subsidiaries, nor does any deficiency or claim for additional Taxes against the Company or any of the Subsidiaries exist currently with respect to any Governmental Authority.  All Taxes that the Company or any of the Subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected and, to the extent required, paid to the proper Governmental Authority.  There are no Tax Liens upon the assets of the Company or any of the Subsidiaries, nor are any Tax Liens

pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries, other than Permitted Liens.  There are no outstanding tax-sharing agreements between the Company or any of the Subsidiaries and any other Person.  Neither the Company nor any of the Subsidiaries is liable for the Taxes of any other Person, other than withholding Taxes arising in the ordinary course of business.

(d)                                  The Company and all of the Subsidiaries (other than the DISC) are and, since March 15, 2007 (the “Last Ownership Change”) have been, properly characterized for U.S. federal income tax purposes as disregarded entities.

(e)                                  There is no power of attorney given by or binding upon the Company or any Subsidiary with respect to any Tax Liability of the Company or any Subsidiary for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(f)                                    The Company and each Subsidiary has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, shareholder or otherwise.

(g)                                 No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(h)                                 As used herein:  (i) “Tax” or “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, duties and similar governmental charges in the nature of taxes (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (A) taxes imposed on, or measured by, income, profits or gross receipts, (B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, franchise, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties or any other charge in the nature of a Tax levied, assessed or charged by a Governmental Authority and (C) amounts owed to any Governmental Authority in respect of any law relating to escheat or unclaimed property; and (ii) “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns filed or required to be filed with any Governmental Authority relating to any Taxes and attachments to or amendments of any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in Section 2.8, Section 2.9 and this Section 2.18 shall be the Company’s and the Seller’s sole representations and warranties with respect to matters relating to Taxes.

2.19.                     Litigation.  Except as disclosed on Schedule 2.19, there is no action, arbitration, litigation, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, other than any action, arbitration, litigation, proceeding or governmental investigation that would not reasonably be expected to be material to the Company and the Subsidiaries.  As of the date of this Agreement, neither the

Company nor any Subsidiary has any current plans to initiate any action, arbitration, litigation or proceeding against another Person.  Except as disclosed on Schedule 2.19, since the Reference Date there have been no product recalls or notices of alleged injury relating to (a) products manufactured or sold by the Company or any Subsidiary or (b) to the knowledge of the Company, products manufactured or sold by any customer of the Company or any Subsidiary using products manufactured or sold by the Company or any Subsidiary.

2.20.                     Employees and Compensation.

(a)                                  Schedule 2.20(a) sets forth (i) a true and correct list of the name, job title, hire date, facility location, current annual base salary and vacation entitlement of each full time, salaried employee of the Company and each Subsidiary whose annual base salary exceeds $100,000, (ii) any portion of the Sale Bonus Amount payable to such officer or employee, or other payment or amount due or payable to such officer or employee as a direct result of the Closing of the Transactions, (iii) the W-2 (Box 1) compensation paid to each such officer or employee for the year ended December 31, 2010, including a breakdown of base salary, bonuses, short-term or long-term incentive compensation, commissions and equity-based compensation (if any), and (iv) whether any such officer or employee is on an approved leave of absence and, if so, the type of leave, the date on which the leave commenced and the expected date of return to work, if known.

(b)                                  Except as set forth on Schedule 2.20(b), (i) neither the employees of the Company nor any Subsidiary are represented by any union, labor organization, labor federation or works council with respect to their employment with the Company or the applicable Subsidiary, (ii) none of the Company or any Subsidiary is party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization, labor federation or works council, (iii) no labor union, labor organization, labor federation or works council, or group of employees of the Company or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the knowledge of the Company, threatened in writing to be filed with the National Labor Relations Board (“NLRB”) or any other labor relations tribunal, and (iv) there is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, and there has been no such activity since the Reference Date.

(c)                                  Except as set forth on Schedule 2.20(c), (i) there are no (A) unfair labor practice charges or complaints pending or, to the knowledge of the Company, threatened before the NLRB against it, or (B) complaints, grievances or arbitrations arising out of any collective bargaining agreement pending against it, and (ii) the Company has not received written notice of any (A) charges or complaints against it pending before the Equal Employment Opportunity Commission, the Occupational Safety and Health Commission, the Department of Labor or any other Governmental Authority responsible for the prevention of unlawful employment practices, or (B) investigations pending by any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws.

(d)                                  Except as set forth on Schedule 2.20(d), the Company and the Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers compensation, labor relations, employee leave issues and unemployment insurance.

2.21.                     Benefit Plans.

(a)                                  Schedule 2.21(a) hereto sets forth each employment, bonus (including sale bonuses included in the Sale Bonus Amount), deferred compensation, incentive compensation, equity purchase or other equity-based, severance, retention, or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, fringe benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement or other material employee benefit plan or arrangement (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained by the Company or any Subsidiary for the general benefit of their current or former employees, or with respect to which the Company or any Subsidiary would reasonably be expected to have any material liability (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 4001 of ERISA) (the “Benefit Plans”).  The Seller has made available to the Buyer, in the Data Room, true and complete copies of each written Benefit Plan.

(b)                                  With respect to each Benefit Plan, the Company has made available, in the Data Room, to the Buyer true and complete copies of:  (i) any and all material plan texts and agreements; (ii) any and all outstanding summary plan descriptions and material modifications thereto; (iii) the most recent annual report, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; and (v) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”) with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code.

(c)                                  Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination, advisory or opinion letter from the IRS and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in disqualification of such Benefit Plan.

(d)                                  Neither the Company nor any Subsidiary maintains, sponsors, contributes to or is required to contribute to (or since the Last Ownership Change has maintained, sponsored, contributed to or been required to contribute to) any plan that was ever (i) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code) or (iv) a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e)                                  There are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any of the Benefit Plans, by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits).

(f)                                    Except as set forth on Schedule 2.21(f), no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to Employees or former Employees beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in section 3(2) of ERISA), or (iii) benefits the full costs of which are borne by the Employee or former Employee or his or her beneficiary.

(g)                                 Except as set forth on Schedule 2.21(g), neither the Company nor any Subsidiary is subject to any arrangement that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code.  Each such nonqualified deferred compensation plan, if any, (i) has to the knowledge of the Company been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and, as to any such plan in existence prior to January 1, 2005 has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 2, 2004, and (ii) since January 1, 2009, been in material documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder in all material respects.

(h)                                 With respect to each Benefit Plan that is not subject to United States law (each, a “Foreign Benefit Plan”):

(i)                                    all employer and employee contributions to each Foreign Benefit Plan required by applicable law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with GAAP, except where the failure to do so would not reasonably be expected to result in a material liability to the Company or any Subsidiary;

(ii)                                each Foreign Benefit Plan required to be registered has been registered, has been maintained in good standing with applicable regulatory authorities and has been operated in accordance with its terms and applicable law, except where the failure to do so would not reasonably be expected to result in a material liability to the Company or any Subsidiary; and, to the knowledge of the Company, no event has occurred which will or would give rise to deregistration or proceedings being commenced in respect of any Foreign Benefit Plan under any applicable law;

(iii)                            there are no pending or, to the knowledge of the Company, threatened claims under any Foreign Benefit Plan (other than routine benefit claims), and there has been no act or omission which has given or may reasonably be expected to give rise to any material fines, penalties or Taxes under any applicable law.

(i)                                    Except as set forth on Schedule 2.21(i), with respect to each Benefit Plan:  (i) such plan has been administered in accordance with its terms and all Legal Requirements in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which the Company, any Subsidiary or any Benefit Plan would be liable in any material respect; (iii) no material disputes nor any audits by any Governmental Authority are pending or, to the knowledge of the Company, threatened; (iv) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company, any Subsidiary or any Benefit Plan would be liable in any material respect; and (v)

no Benefit Plan is subject to Title IV of ERISA and, since the Last Ownership Change, neither the Company nor any Subsidiary has sponsored, maintained, contributed to or been required to contribute to any plan or arrangement subject to Title IV of ERISA.

(j)                                    Except as set forth on Schedule 2.21(j), the consummation of the Transactions (whether alone or in combination with any other event or circumstance) will not (i) accelerate the time of payment or vesting under any Benefit Plan or (ii) increase the amount of compensation or benefits due to any individual under any Benefit Plan.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in Section 2.8, Section 2.9 and this Section 2.21 shall be the Company’s and the Seller’s sole representations and warranties with respect to matters relating to Benefit Plans.

2.22.                     Environmental Laws.

(a)                                  Except as set forth on Schedule 2.22:

(i)                                    The Company and each Subsidiary is and, since the Last Ownership Change, has been, in compliance in all material respects (A) with all applicable Environmental Laws, including possessing all material permits, licenses, approvals, and other governmental authorizations required pursuant to applicable Environmental Laws (“Environmental Permits”), and (B) with the terms and conditions of such Environmental Permits.  To the Company’s knowledge, there is no proceeding or investigation pending or threatened to revoke or terminate any such Environmental Permit.  The Company has made available to the Buyer, in the Data Room, copies of all such Environmental Permits.

(ii)                                There are no pending or, to the Company’s knowledge, threatened Environmental Claims against the Company or any Subsidiary.  To the Company’s knowledge, there are no pending or threatened Environmental Claims against any Person as to whom the Company or any Subsidiary has retained or assumed liability for such claims pursuant to an agreement or by operation of law.

(iii)                            Neither the Company nor any Subsidiary is subject to any orders, decrees, judgments, injunctions, or awards in connection with an Environmental Claim or pursuant to applicable Environmental Law.  To the Company’s knowledge, no other Person is subject any orders, decrees, judgments or awards in connection with an Environmental Claim or pursuant to applicable Environmental Law, as to which the Company or any Subsidiary has retained or assumed liability either contractually or by operation of law.

(iv)                               There has been no Release of Hazardous Substances by the Company or any Subsidiary or, to the Company’s knowledge, any other Person, on, at, under, migrating from or migrating to any of the real property that is currently owned, leased or operated by the Company or any Subsidiary, or, to the Company’s knowledge, at any property formerly owned, leased or operated by the Company or any Subsidiary, in each case that would reasonably be expected to result in a material Environmental Claim against the Company or any Subsidiary or an obligation on the part of the Company or any Subsidiary to undertake a material investigation or remediation of said Release.

(v)                                   The Company has made available to the Buyer, in the Data Room, complete copies and results of any material reports, studies, audits and assessments possessed by the Seller, the Company or any Subsidiary pertaining to the environmental condition of any of the Company’s or any Subsidiary’s currently or formerly owned, leased or operated properties; the Company’s and the Subsidiaries’ compliance with applicable Environmental Law; any pending or threatened Environmental Claims; and consent decrees, orders, judgments or awards pursuant to applicable Environmental Laws.

(b)                                  As used herein:  (i) “Environment” shall mean soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air; (ii) “Environmental Claim” shall mean any civil, criminal or administrative action, suit, written demand, claim, litigation, directive, summons, complaint, citation or notice of violation, investigation or request for information by or from any Person or Governmental Authority relating to Environmental Laws or Hazardous Substances; (iii) “Environmental Laws” shall mean all foreign, federal, provincial, state and local statutes, regulations, rules and ordinances relating to pollution, protection of human health, Hazardous Substances, the Release of materials into the Environment and the management and use of natural resources; (iv) “Hazardous Substances” shall mean any substance which is a “hazardous substance”, “hazardous waste”, “toxic substance”, “toxic waste”, “pollutant”, “contaminant” or words of similar import under any Environmental Law; any petrochemical or petroleum products, radioactive materials, asbestos, polychlorinated biphenyls, and radon gas; or any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law; and (v) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in Section 2.8, Section 2.9 and this Section 2.22 shall be the Company’s and the Seller’s sole representations and warranties with respect to matters relating to the Environment, Environmental Claims and Environmental Laws.

2.23.                     Insurance.  The Company and each Subsidiary is currently insured under the insurance policies listed on Schedule 2.23.  The Company and each Subsidiary complies in all material respects with the terms and provisions of such insurance policies and the Company has not received written notice that such policies are not in full force and effect.  Except as disclosed on Schedule 2.23, as of the date of this Agreement, there are no pending material claims under any such insurance policy as to which the respective insurers have denied coverage.  All premiums due to date under such policies have been paid.

2.24.                     Affiliate Transactions.  Except for employment relationships and the payment of compensation and benefits in the ordinary course of business and except as otherwise disclosed on Schedule 2.24, the Company is not a party to any material agreement or contract with any member, officer, director or Affiliate of the Company.

2.25.                     Brokers.  Except for Lincoln International LLC (“Lincoln”), the Company has not dealt with any broker, finder or similar agent with respect to the Transactions, and neither the Seller nor the Company is under any obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

The Seller represents and warrants that each of the statements contained in this ARTICLE III is true and correct.  Except for the representations and warranties expressly set forth in this ARTICLE III, the Seller makes no other representation or warranty (either express or implied) concerning the Seller.

3.1.         Title.  The Seller owns 100% of the Membership Interests of the Company, free and clear of any and all Liens (other than restrictions on transfers under applicable securities laws).

3.2.         Authority; Capitalization.  The Seller has the limited liability company power and authority to enter into this Agreement and the Seller’s execution and delivery of this Agreement has been duly authorized by all necessary limited liability company action.  The owners of all of the issued and outstanding equity securities or interests of the Seller are as listed on Schedule 3.2.

3.3.         No Conflict.  The Seller’s execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any Legal Requirement or any material contract binding upon the Seller, except for any such violation, conflict or default that would not have a material adverse effect on the Seller’s ability to sell the Purchased Securities to the Buyer pursuant to the terms of this Agreement.

3.4.         Enforceability.  This Agreement constitutes, and each other agreement, instrument and document of the Seller contemplated hereby will be when executed and delivered by the Seller, the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER

The Buyer represents and warrants to the Company and the Seller that each of the statements contained in this ARTICLE IV is true and correct.  Except for the representations and warranties expressly set forth in this ARTICLE IV, the Buyer makes no other representation or warranty (either express or implied).

4.1.         Organization, Power and Standing.  The Buyer is a corporation duly organized and validly existing under the laws of the State of Indiana, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted.

4.2.         Power and Authority; No-Conflict.  The Buyer has full power and authority and has taken all action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other agreements, instruments and documents of the Buyer required hereby and none of such actions will result in any violation of, be in conflict with or constitute a default under any charter, by-law, organizational document, Legal Requirement, contract, agreement or instrument to which the Buyer is a party or by which the Buyer on any of its assets is bound.

4.3.         Consents and Approvals.  Except for applicable filings under the HSR Act and applicable foreign antitrust or competition laws, no consent, order, approval, authorization, declaration or filing from or with any Governmental Authority or third party is required on the part of the Buyer for the execution, delivery and performance of this Agreement or any other agreement, instrument or document contemplated hereby by the Buyer or for the consummation of the Transactions.

4.4.         Validity and Enforceability.  This Agreement constitutes, and each other agreement, instrument and document of the Buyer contemplated hereby will be when executed and delivered by the Buyer, the valid and legally binding obligation of the Buyer, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

4.5.         Brokers.  Except for P&M Corporate Finance, LLC, the Buyer has not dealt with any broker, finder or similar agent with respect to the Transactions, and the Buyer is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the Transactions.

4.6.         Financial Ability.

The Buyer has the financial capability to consummate the Transactions, and the Buyer understand that the Buyer’s obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining any financing or (b) the availability of any financing to the Buyer or any of its Affiliates.

4.7.         No Other Agreements.  Except for the agreements expressly contemplated hereby, none of the Buyer or any of its Affiliates has any other agreements, arrangements or understandings with any director, officer, employee, consultant, member or Affiliate of the Company in respect of the Transactions; provided, that nothing herein shall prohibit the Buyer or any of its Affiliates from entering into, or causing the Company to enter into, employment agreements with the Key Employees (it being understood that the effectiveness of any such employment agreement shall be contingent on the Closing of the Transactions).

4.8.         Independent Investigation; No Other Representations or Warranties of the Seller or the Company.  The Buyer agrees that none of the Company, the Seller or any of their respective Affiliates has made and shall not be deemed to have made, nor has the Buyer or any of its Affiliates relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, its business, the Transactions or otherwise, other than those representations, warranties, covenants and agreements of the Seller and the Company explicitly set forth in this Agreement.  Without limiting the generality of the foregoing, the Buyer agrees that no representation or warranty, express or implied, is made with respect to any financial projections or budgets.  The Buyer further covenants, acknowledges and agrees that it

(a) has made its own investigation into, and based thereon has formed an independent judgment concerning, the Company and the Subsidiaries and their respective businesses, and (b) has been given adequate access to such information about the Company and the Subsidiaries and their respective businesses as the Buyer has reasonably requested.

ARTICLE V
COVENANTS

5.1.         Access to Information; Confidentiality.

(a)           From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company shall permit the Buyer and its representatives access, upon reasonable notice and during normal business hours, to (a) the properties, books and records of the Company and the Subsidiaries and (b) employees, advisors, consultants and other personnel of the Company and the Subsidiaries.  Any such access shall at all times be managed by and conducted through those representatives of the Company identified by the Company, and shall be subject to such additional limitations as the Company may reasonably require to prevent premature disclosure of the Transactions, the disruption of the business of the Company or any Subsidiary, the disclosure of any confidential or legally privileged information, and/or the disclosure or use of any Personal Information other than in compliance with applicable privacy laws.  Without limiting the generality of the foregoing, neither the Buyer nor any of its representatives shall, during such period, disclose to any third party any information that is Personal Information unless the individual(s) to whom that Personal Information pertains has consented to that disclosure.  “Personal Information” means any information in the possession or control of the Company about an identifiable individual other than the name, title or business address or telephone number of an employee.

(b)           The confidentiality agreement between the Seller and the Buyer dated February 3, 2011 shall remain in full force and effect and the Buyer and its Affiliates and representatives, and Seller and its Affiliates and representatives, shall continue to comply with the provisions of such agreement.  All information made available to the Buyer and its Affiliates and representatives, and Seller and its Affiliates and representatives, shall be subject to such confidentiality agreement.  If this Agreement is terminated for any reason, the duration of the confidentiality, non-solicitation and no-hire provisions of the confidentiality agreement shall be deemed extended, without any further action by the parties, for a period of time equal to the period of time elapsed between the date such confidentiality agreement was initially signed and the effective date of termination of this Agreement and the Transactions contemplated hereby.

5.2.         Conduct of Business.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, except as set forth on Schedule 5.2, as otherwise contemplated by this Agreement or required by any Legal Requirement, or as consented to in writing by the Buyer (which consent will not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause it Subsidiaries to, comply with the following covenants:

(a)           Required Actions.  The Company shall:  (i) maintain its legal existence and cause the Subsidiaries to maintain their legal existence, (ii) conduct its business, and cause the Subsidiaries to conduct their businesses, only in the ordinary course consistent with past practice (including with respect to the collection of receivables and the payment of payables) and (iii) use commercially reasonable efforts to preserve intact the respective businesses of the Company and the Subsidiaries and maintain the current business relationships and goodwill with customers, suppliers and service providers of and to the Company and the Subsidiaries and to keep available the services of the Key Employees.

(b)           Prohibited Actions.  The Company shall not, and the Company shall cause the Subsidiaries not to: (i) effect any change to the their respective organizational documents; (ii) acquire, lease, license, abandon or dispose of any material properties or assets or disclose to any third party other than the Buyer any material trade secret, except in the ordinary course of business; (iii) compromise, settle or agree to settle, or consent to judgment in one or more actions, arbitrations, litigations or proceedings concerning any material properties or assets; (iv) incur any indebtedness for borrowed money, other than in the ordinary course of business; (v) subject any of its properties or assets to any Lien, other than Permitted Liens; (vi) in the case of the Company only, make any non-cash dividend or distribution or, except as required by the terms of existing agreements, issue, repurchase or redeem any Membership Interests or any options, warrants, convertible or exchangeable securities or other rights to acquire Membership Interests of the Company; (vii) (A) modify or amend in any material respect any Material Contract, in each case other than in the ordinary course of business or as required by any Legal Requirement, or (B) cancel or terminate any Material Contract, or enter into any contract that would have been a Material Contract had it been entered into prior to the date hereof, in each case other than as required by any Legal Requirement; (viii) make any Tax election or change in its Tax or accounting practices, other than any change required by GAAP or any Legal Requirement; (ix) make any change to any Tax Return, other than any change required by any Legal Requirement; (x) acquire any business, whether by merger, amalgamation or consolidation, purchase of assets or equity interests or any other manner; (xi) make any capital expenditures other than capital expenditures contemplated by the Company’s existing budget; (xii) make any material increase in the cash compensation of any employee, other than (A) salary raises and other changes in compensation in the ordinary course of business for non-executive employees and (B) sale bonuses included in the Sale Bonus Amount; (xiii) make any material change to any of the Benefit Plans, other than any changes required by any Legal Requirement or any changes that could not reasonably be expected to increase in any material respect the Company’s or any Subsidiary’s costs or liability for such Benefit Plans; or (xiv) commit to do any of the foregoing.

5.3.         Exclusivity.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Seller, the Company and their respective Affiliates will not, directly or indirectly, (a) solicit any competing offers for the acquisition of the Company or any Subsidiary, or the sale of all or any substantial portion of the assets or business of the Company or any Subsidiary, whether by merger, amalgamation, sale of assets or securities, or any other form of transaction, (b) negotiate with respect to any offer or indication of interest with respect to any such transaction, or (c) provide confidential information to any potential buyer in connection with any such transaction.  From the date of this Agreement until the Closing Date or earlier termination of this Agreement, the Seller will not sell or otherwise transfer, or grant any option to purchase, any of the Purchased Securities to a third party.

5.4.         Third Party Consents and Governmental Approvals.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement:

(a)           The Buyer, the Seller and the Company shall cooperate fully and use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable law or otherwise to cause the closing conditions contained in ARTICLE VI to be satisfied and to consummate and make effective, as promptly as practicable, the Transactions.

(b)           The parties hereto (or their ultimate parent entities) have previously filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DoJ”) the notifications and other information required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the Transactions, and the Buyer has paid the filing fee required in connection therewith.  Each party warrants that all such filings and notifications made by it (or on its behalf) were, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act.  The parties agree to cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission or the Department of Justice in connection with any such filings.  On the first Business Day following the execution of this Agreement, the Buyer shall communicate to the FTC and the DoJ the parties’ desire to seek early termination of the waiting period applicable to the Transactions (provided, that the Buyer shall afford the Seller with an opportunity to review the substance of such proposed communication in advance of the same being delivered or made to the FTC or the DoJ, and shall make such revisions to such proposed communication as the Seller shall reasonably request), and each party shall thereafter take such additional action in support of such request for early termination as is consistent with the parties obligations under Section 5.4(a).

(c)           Each party to this Agreement will not, and will not permit any of its Affiliates to, take any action or consummate any transaction if the intent or reasonably anticipated consequence of such action or transaction would be to prohibit, delay or impair the parties from obtaining any approval or consent required by this Agreement.

5.5.         Further Assurances.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the parties agree to act in good faith and use all commercially reasonable efforts to satisfy the conditions specified in this Agreement necessary to consummate the Transactions.  In furtherance and not in limitation of the covenants of the parties contained in Section 5.4 and this Section 5.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Transaction, each of Buyer, the Company and Seller shall cooperate in using their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions (but only if there is a reasonable possibility that the defending of such actions would result in their being vacated, lifted, reversed or overturned).

5.6.         Updates to Schedules.  The Company may, from time to time prior to the date which is two days prior to the Closing Date, by notice in accordance with the terms of this Agreement, supplement or amend any section of the Schedules, or add a Schedule (each such supplement or amendment, a “Disclosure Supplement”), to (a) disclose actions taken by the Company or the Subsidiaries after the date of this Agreement and (b) disclose events, circumstances or changes that occur or first become known to the Company or the Seller after the date of this Agreement that (i) if this Agreement were signed on the Closing Date, would be required to be disclosed pursuant to this Agreement in order to make the Company’s or the Seller’s representations and warranties contained herein true and not misleading, or (ii) would constitute a breach of a representation or warranty by the Company or Seller contained in this Agreement as of the Closing Date but for such supplement or amendment delivered pursuant to this Section 5.6; provided, that the delivery of any Disclosure Supplement pursuant to this Section 5.6 shall not affect the representations, warranties, covenants or agreements, or the conditions to the obligations, of the parties under this Agreement or limit or affect the remedies available hereunder.

5.7.         Tax Matters.

(a)           Consistent Tax Reporting.  The parties intend that the acquisition of the Purchased Securities by the Buyer shall be treated for U.S. federal income tax purposes as the purchase by the Buyer of the assets of the Company and the Subsidiaries from the Seller.  The Seller, the Company and the Buyer shall (i) treat and report the Transactions in all respects consistently with the provisions of this Agreement for purposes of any federal, state, local or foreign Tax, except as required by applicable law and (ii) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

(b)           Preparation of Tax Returns.  The Seller shall cause to be prepared and filed (i) any income Tax Returns of Seller on which the income of the Company and the Subsidiaries is reported and (ii) any non-income Tax Returns of the Company and the Subsidiaries, in each case for taxable periods that end on or before the Closing Date or that include but do not end on the Closing Date.  The Seller shall permit the Company to review and comment on each such Tax Return at least 10 days prior to filing.  The Seller shall be responsible for all Taxes (i) of the Seller, and (ii) subject to Section 7.2, of the Company and the Subsidiaries that relate to the pre-Closing taxable period as determined under this Section 5.7(b).  Such payments shall be made in each applicable case by no later than five Business Days prior to the due date for paying such amount of Taxes to the relevant Governmental Authority.  For purposes of this Section 5.7(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the pre-Closing period shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be allocated on a basis consistent with the allocations made pursuant to the preceding sentence.  The Seller shall not be required to pay any Taxes pursuant to this

Section 5.7(b) to the extent that such Taxes are taken into account in the final determination of the Closing Working Capital.

(c)           Cooperation on Tax Matters.

(i)            The Buyer, the Company and the Seller shall cooperate fully, to the extent reasonably requested by another, in connection with the filing of Tax Returns pursuant to Section 5.7(b) or otherwise, and any Contest.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return filing and/or Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)           If requested by the Buyer, the Company and the Seller will cooperate with the Buyer to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Company (including, but not limited to, with respect to the Transactions).

(iii)         All Tax refunds relating to Taxable periods or any portion thereof ending on the Closing Date, whether received in cash or applied to a subsequent Taxable period, shall be solely for the benefit of the Seller, and the Buyer shall cause the same to be paid promptly to the Seller.

(d)           Control of Audits.  After the Closing Date, except as set forth in the next sentence, the Company shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company and the Subsidiaries (each, a “Contest”).  In the case of a Contest after the Closing Date that relates to a taxable period that ends on or before the Closing Date, the Seller shall control the conduct of such Contest, using counsel reasonably satisfactory to the Company, but the Company shall have the right to participate in such Contest at its own expense, and Seller shall not settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Company for any taxable period (or portion thereof) beginning after the Closing Date without the written consent of Company, which shall not be unreasonably withheld, delayed or conditioned.  In the event of any conflict between the provisions of this Section 5.7(d) and the provisions of ARTICLE VII, the provisions of this Section 5.7(d) shall control.

(e)           Certain Taxes.  All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees incurred in connection with this Agreement shall be paid one-half by the Buyer and one-half by the Seller when due, and the Company will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other Taxes and fees, and, if required by applicable law, the Buyer and the Seller will join in the execution of any such Tax Returns and other documentation; provided, that in no event shall this Section 5.7(e) require the Buyer to pay any Taxes based on or measured by gross or net income of the Seller, the Company or the Subsidiaries.

5.8.         Directors’ and Officers’ Indemnification and Insurance.

(a)           In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “Proceeding”), in which any Person who is now, or has been at any time prior to the Closing, a manager, director, officer or Affiliate of the Company (the “Indemnified Persons”) is, or is threatened to be, made a party or witness thereto based in whole or in part on the fact that such Person is or was a manager, director, officer or Affiliate of the Company, whether in any case asserted or arising before, on or after the Closing Date, the Company shall, to the fullest extent permitted by law, as provided by the Company Charter Documents and existing indemnification agreements, indemnify and hold harmless such Indemnified Person from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Person to the fullest extent permitted by law, as provided by the Company Charter Documents and existing indemnification agreements), judgments, fines and amounts paid in settlement incurred in connection with or arising out of such Proceeding.

(b)           An Indemnified Person shall notify the Company of the existence of a Proceeding for which such Indemnified Person is entitled to indemnification hereunder as promptly as reasonably practicable after such Indemnified Person learns of such Proceeding; provided, that the failure to so notify shall not affect the obligations of the Company under this Section 5.8 except to the extent such failure to notify actually prejudices the Company.  The Indemnified Person and the Company shall cooperate fully with each other in connection with the defense of any Proceeding.  No settlement of a Proceeding may be made by the Company without the Indemnified Person’s consent, except for a settlement which requires no more than a monetary payment for which the Indemnified Person is fully indemnified and which does not require the admission of liability.

(c)           The Buyer shall, or shall cause the Company to, purchase a so-called “tail” policy for the Company’s existing directors’ and officers’ liability insurance policy covering Persons who are currently covered by such insurance policy on terms no less favorable than those in effect on the date hereof for a period of at least six years after the Closing Date.

(d)           The provisions of this Section 5.8 are intended to be for the benefit of, and enforceable by, each Indemnified Person and such Indemnified Person’s estate, heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Person or such Indemnified Person’s estate, heirs and representatives may have under the Company Charter Documents, any Legal Requirement, any contract or otherwise.

(e)           The obligations of the Company under this Section 5.8 shall continue in full force and effect for a period commencing as of the Closing and ending as of the later of (i) the six year anniversary of the Closing and (ii) the date that all applicable statute of limitation periods have expired for any claim or claims for which an Indemnified Person may be entitled to indemnification under this Section 5.8; provided, that all rights to indemnification in respect of any claim for indemnification under this Section 5.8 asserted or made within such period shall continue until the final disposition of such claim.

5.9.         Books and Records.  For a period of seven years after the Closing Date, the Seller and its accountants, lawyers and representatives shall be entitled, upon reasonable prior written notice during normal business hours, to have reasonable access to and to make copies of the books and records and other information of the Company and the Subsidiaries for any purpose relating to the Seller’s ownership of the Company or any of the Subsidiaries prior to the Closing (including the preparation of Tax Returns).  In the event of any litigation or threatened litigation between the parties relating to this Agreement or the Transactions, the covenants contained in this Section 5.9 shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege.

5.10.       Employee Compensation and Benefit Plans.

(a)           For a period of one year after the Closing, except for any equity incentive plans, the Buyer shall cause the Company and the Subsidiaries to maintain employee benefit and compensation plans, programs, policies and arrangements (collectively, the “Buyer’s Plans”) which, in the aggregate, will provide compensation and benefits to the employees of the Company and the Subsidiaries substantially similar in all material respects, in the aggregate, to those provided pursuant to the plans, programs, policies and arrangements of the Company and the Subsidiaries in effect on the date of this Agreement (collectively, the “Company Plans”); provided, that nothing herein shall interfere with the Company’s or any Subsidiary’s right or obligation to make such changes to such plans, programs, policies or arrangements as are necessary to conform with applicable Legal Requirements.  Notwithstanding anything to the contrary contained herein, the Buyer shall cause the Company and the Subsidiaries to pay when due all accrued bonus and other compensation included in the final determination of Closing Working Capital.

(b)           To the maximum extent permitted by law, for the purposes of any of the Buyer’s Plans for which eligibility or vesting of benefits depends on length of service, and for any benefit for which the amount or level of benefits depends on length of service, the Buyer shall give (or cause to be given) to each employee full credit for past service with the Company and the Subsidiaries as of and through the Closing Date under the Company Plans (“Prior Service”).  In addition, and without limiting the generality of the foregoing, each employee (a) shall be given credit for Prior Service for purposes of eligibility to participate, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations, (b) shall be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer’s Plans, and (c) shall be eligible to receive under the Buyer’s Plans such periods of vacation leave, sick leave, personal days and other similar periods of leave as were accrued and available to the employee under the Company Plans immediately prior to the Closing.

(c)           Prior to the Closing, the Company and the Subsidiaries, as applicable, shall comply in all material respects with any and all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, labor federation, works council or group of employees of the Company and the Subsidiaries in connection with the Transactions.

(d)           Nothing in this Section 5.10 shall (i) create any third-party beneficiary or other rights in any current or former employee, director or other service provider of the Company or any of the Subsidiaries, including rights in respect of any benefits that may be provided under any Benefit Plan, Company Plan or Buyer Plan or rights to continued employment or service with the Company or the Subsidiaries, Buyer, or any Affiliate of any of the foregoing, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Benefit Plan, Company Plan or Buyer Plan, or (iii) limit the ability of the Company or the Subsidiaries, Buyer, or any Affiliate of any of the foregoing to terminate the employment of any employee following the Closing.

5.11.       Termination of Certain Agreements.  Except as set forth on Schedule 5.11, all agreements between the Company or any Subsidiary and Affiliates of the Company (other than the Subsidiaries) shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be cancelled, released and/or waived without payment or further liability on the part of the Company or any of the Subsidiaries.  In addition, that certain letter agreement between the Seller and Lincoln, dated as of March 4, 2011, and the engagement contemplated thereby shall be terminated as of the Closing Date, and all obligations and liabilities of the Company or any of the Subsidiaries thereunder shall be cancelled, released and/or waived without payment or further liability on the part of the Company or any of the Subsidiaries.

5.12.       Use of Names.

(a)           As promptly as practicable after the Closing Date, but in any event no later than 60 days after the Closing Date, Seller shall re-label, destroy or exhaust all Rotex Name Materials in its possession or under its control.

(b)           As promptly as practicable after the Closing Date, but in any event no later than 60 days after the Closing Date, Seller shall make all filings required in the jurisdiction of organization of Seller to eliminate the name “Rotex” from the name of Seller.  As promptly as practicable after the Closing Date, but in any event no later than 60 days after the Closing Date, Seller shall make all other filings (including assumed name filings) required to reflect the change of name in all applicable records of Governmental Authorities.

5.13.       Rotex International Sales, Inc.  Prior to the Closing, the Company shall distribute all equity and other ownership interests in Rotex International Sales, Inc., a Nevada corporation (the “DISC”), to or as directed by the Seller (other than the Company or any other Subsidiary).  All agreements between the DISC and the Company, any Subsidiary or any of their respective Affiliates shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be cancelled, released and/or waived without payment or further liability on the part of the Company or any of the Subsidiaries.

5.14.       General Release.  Effective as of Closing, the Seller voluntarily, knowingly and irrevocably releases and forever discharges the Company, the Subsidiaries and their respective officers, directors, managers, employees and Affiliates from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing, except for any rights of the Seller under this Agreement and any agreement with the Buyer or any of its Affiliates entered into pursuant to this Agreement.

ARTICLE VI
CONDITIONS TO CLOSING

6.1.         Conditions Precedent to the Buyer’s Obligations.  The obligation of the Buyer to consummate the Transactions is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties True.  Each of the representations and warranties of the Company and Seller in ARTICLE II and of the Seller in ARTICLE III that are qualified by Company Material Adverse Effect, materiality or similar qualifications (other than those made as of a specified date earlier than the Closing Date, which shall be true and correct in all respects as of such date) shall be true and correct in all respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and each of the representations and warranties of the Company and Seller in ARTICLE II and of the Seller in ARTICLE III (other than those made as of a specified date earlier than the Closing Date, which shall be true and correct in all material respects as of such date) not qualified by Company Material Adverse Effect, materiality or similar qualifications shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

(b)           Covenants Performed.  The Company and the Seller shall each have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed before the Closing Date.

(c)           Compliance Certificate.  The Buyer shall have received a certificate signed by an officer of the Company and a member of the Seller’s management board certifying as to the matters set forth in Sections 6.1(a) and (b).

(d)           FIRPTA Certificate.  The Buyer shall have received a certificate satisfying the requirements of Treas. Reg. § 1.1445-2(b) in a form reasonably acceptable to the Buyer.

(e)           Required Consents.  All of the approvals and consents listed on Schedule 2.5 and marked with an asterisk shall have been obtained.

(f)            No Injunction.  There shall not be any order of any court or Governmental Authority restraining or invalidating the Transactions.

(g)           Pre-Closing Deliverables.  The Company shall have made the deliveries contemplated by Section 1.3(b).

(h)           Escrow Agreement.  The Seller and the Escrow Agent shall have entered into the Escrow Agreement.

(i)            HSR Act.  The waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated.

6.2.         Conditions Precedent to the Company’s and the Seller’s Obligations.  The obligation of the Company and the Seller to consummate the Transactions is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties True.  Each of the representations and warranties of the Buyer contained in ARTICLE IV shall be true and correct in all material respects on and as of the Closing Date.

(b)           Obligations Performed.  The Buyer shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by it on or before the Closing Date.

(c)           Compliance Certificate.  The Company and the Seller shall have received a certificate signed by an authorized officer of the Buyer certifying as to the matters set forth in Sections 6.2(a) and (b).

(d)           Required Consents.  All of the approvals and consents listed on Schedule 2.5 and marked with an asterisk shall have been obtained.

(e)           No Injunction.  There shall not be any order of any court or Governmental Authority restraining or invalidating the Transactions.

(f)            Closing Payments.  The Buyer shall have made the payments contemplated by Section 1.4.

(g)           Escrow Agreement.  The Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

(h)           HSR Act.  The waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

7.1.         Survival.  The representations and warranties contained in this Agreement and in the certificates delivered at the Closing pursuant to Sections 6.1(c) and 6.2(c) shall survive the Closing until December 31, 2012 (the “Cut-Off Date”).  No claim for breach of any representation, warranty, pre-Closing covenant or pre-Closing agreement may be brought after the Cut-Off Date, except for any claim (a) of which the Seller has been notified in writing with reasonable specificity by the Buyer prior to the Cut-Off Date, (b) of which the Buyer has been notified in writing with reasonable specificity by the Seller prior to the Cut-Off Date, or (c) that is brought by the indemnifying party during the Response Period as a counterclaim to a claim brought in accordance with preceding clauses (a) or (b).  The post-Closing covenants and agreements contained in this Agreement shall survive in accordance with their respective terms.

7.2.         Indemnification of the Buyer.  Subject to the other terms of this ARTICLE VII, from and after the Closing, the Seller shall indemnify and hold the Buyer and its Affiliates (the “Buyer Indemnified Parties”) harmless from all Losses incurred by them that arise or result from: (a) any breach of any of the representations or warranties of the Company and the Seller contained in ARTICLE II or the certificate delivered at the Closing by the Company and the Seller pursuant to Section 6.1(c), (b) any breach of the representations or warranties of the Seller contained in ARTICLE III, or the failure of the Seller to perform any of its covenants or agreements contained herein, (c) the failure of the Company to perform any of its covenants or agreements contained herein that are required to be performed prior to the Closing, or (d) any Taxes of the Company or any Subsidiary for all taxable periods (or portions thereof, as determined in accordance with Section 5.7(b)) ending on or before the Closing Date (it being understood that the indemnity provided in this clause (d) shall include any Tax liability arising by reason of the Company or any Subsidiary being liable for any Taxes of another Person pursuant to Treas. Reg. § 1.1502-6 or any similar state, local or foreign Tax provision, by contract, as a transferee or successor by operation of law, or otherwise, and any Tax liability of the Seller incurred in connection with the Transactions).  The Buyer’s right to make claims under this Section, however, shall be subject to the following limitations and conditions:

(i)            No claim shall be made with respect to any single Loss (or series of related or similar Losses) of less than $50,000; provided, that claims for indemnification with respect to clause (d) of this Section 7.2 or for breaches of the covenants contained in Sections 5.7(b) and 5.7(e) (collectively, the “Tax Claims”) shall not be subject to the foregoing limitation.

(ii)           No claim shall be made unless, and only to the extent that, the cumulative amount of Losses incurred by the Buyer Indemnified Parties (excluding Losses for which indemnification would not be available as a result of the foregoing clause (i)) exceeds an amount equal to 1% of the Base Purchase Price, and then only to the extent of such excess; provided, that claims for indemnification with respect to Tax Claims shall not be subject to the foregoing limitation.

(iii)         The Escrow Fund shall be the sole and exclusive source of payment for any and all claims for indemnification under this Section 7.2 or otherwise (including in respect of matters addressed in Section 5.7) and, accordingly, the aggregate liability of the Seller to the Buyer Indemnified Parties for Losses shall not exceed, in the aggregate, the amount at any time remaining in the Escrow Fund; provided, that claims for indemnification with respect to a breach of (A) the representations and warranties contained in Sections 2.1 (‘Organization, Power and Standing’), 2.4 (‘Due Authorization’), 2.6 (‘Validity and Enforceability’), 2.25 (‘Brokers’), 3.1 (‘Title’), 3.2 (‘Authority’) and 3.4 (‘Enforceability’) (collectively, the “Fundamental Reps”) and (B) Section 5.7(e) shall not be subject to the foregoing limitation (it being understood that, with respect to claims related to the Fundamental Reps or Section 5.7(e), for so long as the Escrow Fund (or any portion thereof) continues to be held by the Escrow Agent any Losses recoverable by the Buyer Indemnified Parties shall be recovered first from the Escrow Fund, until the amount thereof has been reduced to zero dollars, and thereafter from the Seller (provided, that the amount of Losses recoverable directly from the Seller following the exhaustion of the Escrow Fund shall not exceed Purchase Price)).

(iv)          None of the Buyer, the Company or the Seller may assign their rights in the Escrow Fund or any interest therein without the prior written consent of the Buyer, the Company and the Seller.

(v)            No claim shall be made with respect to Losses arising out of any breach of the representations or warranties contained in ARTICLE II to the extent there has been a corresponding reduction in the calculation of the Purchase Price.

(vi)          No claim shall be made with respect to any breach of any representation, warranty or covenant of the Company or Seller contained in this Agreement if as of the date of this Agreement, the Buyer had knowledge of such breach.

(vii)         Any materiality or Company Material Adverse Effect qualifications in the representations, warranties, covenants and agreements contained in this Agreement shall be disregarded for purposes of calculating the amount of Losses hereunder, but not for the purposes of determining whether a breach has occurred.

7.3.         Indemnification of the Seller.  Subject to the other terms of this ARTICLE VII, from and after the Closing, the Buyer shall indemnify and hold the Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) harmless from Losses incurred by them which arise or result from (a) any breach of any of the representations or warranties of the Buyer contained in this Agreement or in the certificate delivered at the Closing by the Buyer pursuant to Section 6.2(c), (b) the failure of the Buyer to perform any of its covenants or agreements set forth herein, or (c) the failure of the Company to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing.

7.4.         Procedure for Indemnification.

(a)           Any party hereto entitled to make a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof (if known), and the basis therefor.  The indemnifying party will be relieved of its indemnification obligations hereunder solely to the extent that it is materially prejudiced by the indemnified party’s failure to give such prompt notice.  The party from whom indemnification is sought shall respond to each such claim within 30 days of receipt of such notice (the “Response Period”).  No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification (unless reasonably necessary to protect the rights of the party seeking indemnification) until the expiration of the 30-day response period.

(b)           If a claim for indemnification hereunder is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense thereof including, at its own expense, employment of counsel reasonably satisfactory to the indemnified party; provided, that the indemnified party may participate in any proceeding with counsel of its choice at its expense.  In such event, the indemnifying party shall have the right to settle or resolve any such claim by a third party; provided, that any such settlement or resolution contemplated by the Seller (as the indemnifying party), that involves any action by the Buyer other than the payment of money (which is to be paid in full, on behalf of the Seller, from the Escrow Fund (subject to the applicable conditions and limits contained in this ARTICLE VII)) shall not be concluded without the prior written approval of the Buyer, which approval shall not be unreasonably withheld, delayed or conditioned; and, provided further, that any such settlement or resolution contemplated by the Buyer, as the indemnifying party, that involves any action by Seller other than the payment of money (which is to be paid in full by the Buyer) shall not be concluded without the prior written approval of the Seller, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)           The party claiming indemnification shall reasonably cooperate with the indemnifying party and make available to the indemnifying party all pertinent information under its control.  Without limiting the generality of the foregoing, the Buyer will, and will cause employees of the Company and the Subsidiaries to, reasonably cooperate with the Seller, at Seller’s expense, in connection with any matter for which the Seller is the indemnifying party.  Such cooperation shall include (i) assisting in the collection and preparation of discovery materials, (ii) meeting with (and making employees available to meet with) the Seller and/or its counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial and (iii) providing to the Seller and/or its counsel all information under the control of the Company or any of the Subsidiaries that is deemed reasonably necessary by the Seller and/or its counsel for the defense or prosecution of such matter.

7.5.         Determination of Losses.  As used herein, “Losses” means all damages, losses, expenses, costs and liabilities (including reasonable attorneys’ fees and costs of collection), but excluding all consequential damages, punitive and exemplary damages, special damages, lost profits, unrealized expectations or other similar items (except, in the case of punitive or exemplary damages only, to the extent such amounts are required to be paid by an indemnified party in connection with third party claims).  In determining the amount of any Losses for which a Buyer Indemnified Party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third party recoveries actually received by the Buyer Indemnified Parties, the Company or any Subsidiary in respect of such Losses (which proceeds and recoveries the Buyer agrees to use commercially reasonable efforts to obtain) and the amount of any actual reduction in Tax liability of the Indemnified Party in the year in which the Indemnified Loss accrues and the following year (a “Tax Benefit”) related thereto.  If an indemnification payment is received by a Buyer Indemnified Party, and any Buyer Indemnified Party, the Company or any Subsidiary later receives insurance proceeds, other third party recoveries or Tax Benefits in respect of the related Losses, the Buyer shall immediately pay to the Escrow Agent for deposit to the Escrow Fund, or if such payment is received after the Cut-Off Date, to the Seller, a sum equal to the lesser of (a) the actual amount of such insurance proceeds, other third party recoveries and Tax Benefits or (b) the actual amount of the indemnification payment previously paid with respect to such Losses.  All parties shall use commercially reasonably efforts to mitigate the amount of Losses for which they may be entitled to indemnification hereunder.

7.6.         Subrogation.  If (a) the Seller authorizes any indemnification payment hereunder, and (b)  the Buyer, the Company or any Subsidiary has or may have a claim against a third party (including any insurer) in respect of the related Losses, the Seller shall be subrogated to the rights and claims of the Buyer, the Company and/or such Subsidiary, as the case may be, against such third party.  The Seller shall not, however, have the right to collect aggregate payments from such third party or third parties in excess of the actual amount of the indemnification payment previously paid with respect to such Losses.  The Buyer and the Company will, and will cause the

Subsidiaries to, execute and deliver to the Seller such documents and take such other actions as may reasonably be requested in order to give effect to this Section 7.6.

7.7.         Remedies Exclusive.  All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein.  Except as contemplated by Section 1.5 and except in the case of fraud or willful and intentional misrepresentation (“Fraud”; it being understood that any party alleging Fraud shall bear the burden of proving the existence of Fraud), the remedies provided in this ARTICLE VII shall be the sole and exclusive remedies of the Buyer Indemnified Parties and Seller Indemnified Parties and their heirs, successors and permitted assigns after the Closing with respect to this Agreement and the Transactions including any breach or non-performance of any representation, warranty, covenant or agreement contained herein.  No Buyer Indemnified Party or Seller Indemnified Party shall bring any claim with respect to this Agreement or the Transactions, whether in contract, tort or otherwise, other than (a) a claim of Fraud against the party that committed such Fraud, (b) as contemplated by Sections 1.5 or 9.5, (c) an indemnification claim made by the Buyer on behalf of the Buyer Indemnified Parties in accordance with Section 7.2, or (d) an indemnification claim made by the Seller on behalf of the Seller Indemnified Parties in accordance with Section 7.3.  The provisions of this ARTICLE VII constitute an integral part of the consideration given to the Seller pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Purchase Price payable to the Seller in connection with the Transactions.  No Person that is not a party hereto shall have any liability for (i) any obligations or liabilities of the parties under this Agreement or (ii) any claim, whether in contract, tort or otherwise (to the extent valid under applicable law), based on, in respect of, or by reason of, this Agreement or the Transactions, or in respect of any representations made or alleged to be made in connection therewith.

7.8.         Treatment of Indemnity Payments.  To the maximum extent permitted by law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all purposes, and the parties agree to file their Tax Returns accordingly.

ARTICLE VIII
TERMINATION

8.1.         Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Seller and the Buyer;

(b)           by the Buyer, if (i) any of the representations and warranties of the Company or the Seller set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.1(a), or the Company or the Seller shall have breached or failed to perform any of its obligations under this Agreement to the extent set forth in Section 6.1(b), and (ii) such breach, failure or misrepresentation is not cured within 30 days after the Buyer gives the Company written notice identifying in reasonably detail such breach, failure or misrepresentation; provided, that the right to terminate this Agreement under this Section 8.1(b) will not be available to the Buyer if the Buyer is at that time in material breach of this Agreement;

(c)           by the Seller, if (i) any of the representations and warranties of the Buyer set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.2(a), or if the Buyer shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement to the extent set forth in Section 6.2(b), and (ii) such breach, failure or misrepresentation is not cured within 30 days after the Seller gives the Buyer written notice identifying in reasonable detail such breach, failure or misrepresentation; provided, that the right to terminate this Agreement under this Section 8.1(c) will not be available to the Seller if the Company or the Seller is at that time in material breach of this Agreement;

(d)           by either the Seller or the Buyer, if any court or Governmental Authority has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(e)           by either the Seller or the Buyer, if the Closing has not occurred by September 30, 2011 or such other date, if any, as the Seller and the Buyer may agree in writing (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose willful and knowing failure to fulfill any obligation under this Agreement has contributed to the failure of the Transactions to occur on or before the Outside Date.

8.2.         Effect of Termination.

(a)           If this Agreement is terminated as provided above, the parties shall have no further obligations hereunder (including for costs and expenses incurred by other parties in connection with this Agreement and the Transactions), except as provided below and except that each party shall be liable for its fraud and willful and knowing breach of this Agreement and the other parties hereto shall be entitled to all rights and remedies provided by law in respect of such breach.

(b)           The obligations of the Company, Buyer and its Affiliates and representatives under Section 5.1(b) shall survive any termination of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1.         Notices.  Any notices, demands and communications to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally, as of the date received, (b) if delivered by certified mail, return receipt requested, three Business Days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, two Business Days after being entrusted to such delivery service, or (d) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

(i)            If to the Seller, or, prior to the Closing, the Company to:

Rotex Holdings, LLC

c/o Windjammer Capital Investors

890 Winter Street, Suite 130

Waltham, MA  02451

Attn:        Gregory J. Bondick

Fax:          (781) 530-9200

Email:      gbondick@windjammercapital.com

with copies (which shall not constitute notice) to:

Windjammer Capital Investors

610 Newport Center Drive, Suite 1100
Newport Beach, CA 92660

Attn:        Jeffrey J. Dunnigan

Fax:          (949) 720-4222

Email:      jeff@windjammercapital.com

and

Choate, Hall & Stewart LLP

Two International Place

Boston, MA  02110

Attn:        Christian A. Atwood

Fax:          (617) 248-4000

Email:      catwood@choate.com

(ii)           If to the Buyer or, after the Closing, the Company, to:

Hillenbrand, Inc.

One Batesville Boulevard

Batesville, IN  47006

Attn:        Kenneth A. Camp

Fax:          (812) 934-1344

Email:      Ken.Camp@hillenbrand.com

with copies (which shall not constitute notice), to:

Hillenbrand, Inc.

One Batesville Boulevard

Batesville, IN  47006

Attn:        John R. Zerkle

Fax:          (812) 934-1344

Email:      John.Zerkle@hillenbrand.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, IL  60606

Attn:        Charles W. Mulaney, Jr.

Fax:          (312) 407-0411

Email:      Charles.Mulaney@skadden.com

9.2.         No Waiver.  No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.3.         Amendments and Waivers.  The provisions of this Agreement may be modified, amended or waived at any time only by a writing signed by the Buyer and the Seller, and any such modification, amendment or waiver shall be binding on each of the parties hereto, including the Company and the Buyer.

9.4.         Choice of Law; Forum; WAIVER OF JURY TRIAL.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.  Any proceeding arising out of or relating to this Agreement shall be brought exclusively in the state and federal courts located in the State of Delaware.  This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state and federal courts located in the State of Delaware in the event any dispute arises out of this Agreement or the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) except as set forth below, agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the state or federal courts within the State of Delaware, as described above.  Each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the Transactions.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.5.         Specific Performance.  In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Seller and the Buyer shall be entitled to specific performance of the agreements and obligations of the parties hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

9.6.         Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns, but may not be assigned by any party without the prior written consent of the Buyer, the Company and the Seller; provided, that the Buyer shall be permitted, with the prior written consent of the Seller (not to be unreasonably withheld), to assign all or part of its rights or obligations hereunder to an Affiliate, but no such assignment shall relieve Buyer of its obligations under this Agreement.

9.7.         Integration; Schedules.

(a)           This Agreement, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding among the parties with respect to the Transactions and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby, except as set forth in Section 5.1(b).  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale of the Purchased Securities exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the sale of the Purchased Securities shall be those remedies at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract or in tort) for any statements, communications, disclosures, failure to disclose, representations or warranties not set forth in this Agreement.

(b)           Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule hereto is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item, copies of which have been made available, in the Data Room, to the Buyer.  Information set forth on any Schedule hereto shall be deemed to qualify each Section of this Agreement to which such information is applicable (regardless of whether or not such Section is qualified by reference to a Schedule), so long as application to such Section is reasonably discernible from the reading of such disclosure.  No information set forth on any Schedule hereto shall be deemed to broaden in any way the scope of the Company’s or the Seller’s representations and warranties.  The inclusion of an item on any Schedule hereto is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under the Agreement.  No disclosure in any Schedule hereto relating to any possible breach or violation of any agreement, Authorization or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

9.8.         Counterparts.  This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in .pdf or .tiff format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

9.9.         Expenses.  All legal and other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein.  In the event any claim or cause of action based upon, arising out of or relating to this Agreement is brought by Buyer or Seller pursuant to Section 9.4 hereof, the non-prevailing party shall be required to reimburse the prevailing party’s costs and expenses, including attorneys’ fees (subject, in the case of any such costs and expenses required to be reimbursed by the Seller, to the limitation contained in Section 7.2(iii)).

9.10.       No Third Party Beneficiaries.  The Indemnified Persons referenced in Section 5.8 of this Agreement are intended third party beneficiaries of the covenants, agreements, representations and warranties in such Section.  No employee of the Company shall be considered a third party beneficiary of Section 5.10.  Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any third party any right, remedy or claim under or in respect of this Agreement or any provision hereof.

9.11.       Publicity.  No party shall issue a press release or make any other public announcement concerning the Transactions without the prior written consent of the Company, the Seller and the Buyer, except to the extent required by law or stock exchange listing requirement, in which case the other parties hereto shall have the opportunity to review and comment prior to disclosure.

9.12.       Construction of Agreement.

(a)           Severability.  If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

(b)           No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)           Headings.  The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(d)           Currency.  Unless otherwise specified herein, any references to “dollars”, “$” or other dollar amounts in this Agreement shall mean the lawful currency of United States.

(e)           Business Days.  Any reference to a “business day” shall mean any day except Saturday, Sunday, any statutory holiday in the State of Delaware or any other day on which the principal chartered banks in the State of Delaware are closed for business.

(f)            Calculation of Days.  When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next Business Day.

(g)           Knowledge.  Except as provided in Section 2.16, any reference to “to the knowledge of the Company”, “to the Company’s knowledge”, or any other similar phrase shall mean the actual knowledge, after due inquiry, of William J. Herkamp, Robert W. Dieckman, Jr., Richard Paulsen, John Mohler and Mark Moore (collectively, the “Key Employees”).  Any reference to “to the knowledge of the Buyer”, “to the Buyer’s knowledge”, or any other similar phrase shall mean the actual knowledge, after due inquiry, of Ken Camp, Nick Farrell, Julie Joerger, Cynthia L. Lucchese, Darryl Maslar, Shelley Meador, Hinesh Patel, Joe Raver, Lynne Scott, Doug Wilson and John Zerkle.

(h)           Pronouns.  All words and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.

(i)            Legal Requirements and Documents.  Unless otherwise specified, (i) any references herein to any Legal Requirement shall be construed as a reference thereto as in effect from time to time, and (ii) any reference to this Agreement or any other document is a reference to this Agreement or such other document as amended, restated and supplemented from time to time and includes all schedules and exhibits thereto.

(j)            References to this Agreement.  The words “hereof,” “herein,” “hereto”, “hereunder”, “hereby” and other similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(k)           Including.  Where the word “including” or the word “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(l)            Consolidated.  Where the word “consolidated” is used in this Agreement (other than in Section 2.18(a)), it means “the Company and the Subsidiaries on a consolidated basis.”

9.13.       Waiver of Conflicts.  The Buyer (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that:  (a) the Seller shall have the right to retain the Designated Firms to represent its interests in any dispute arising under or in connection with this Agreement, any agreement entered into pursuant to this Agreement, or the Transactions (a “Dispute”); (b) the Buyer (on behalf of itself and its Affiliates) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of the Seller by the Designated Firms in any Dispute; (c) all communications between the Seller, the Company, or any of their respective Affiliates, directors, officers, employees, agents or representatives, on the one hand, and the Designated Firms, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or otherwise relating to any potential sale of the Company (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications; (d) all rights to such Protected Seller

Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Seller; and (e) to the extent the Buyer or any of its Affiliates (including the Company) should discover in its possession after the Closing any Protected Seller Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Seller, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection.  As used herein, “Designated Firms” means Choate, Hall & Stewart LLP, Squire Sanders & Dempsey LLP, Wood, Herron & Evans L.L.P., Frost Brown Todd LLC and Graydon Head & Ritchey LLP.

9.14.       Index of Defined Terms.  The following terms, as used in this Agreement, have the meanings given to them in the section or place indicated below:

Term:	Section or Place Where Defined:

Affiliate	Section 1.3(a)
Agreement	Preamble
Authorizations	Section 2.17
Base Purchase Price	Section 1.3(a)
Benefit Plans	Section 2.21(a)
Buyer	Preamble
Buyer Indemnified Parties	Section 7.2
Buyer’s Plans	Section 5.10(a)
Closing	Section 1.2
Closing Cash	Section 1.3(a)
Closing Date	Section 1.2
Closing Indebtedness	Section 1.3(a)
Closing Payment	Section 1.3(a)
Closing Payment Certificate	Section 1.3(b)
Closing Working Capital	Section 1.3(a)
Closing Working Capital Target	Section 1.3(a)
Code	Section 2.21(a)
Company	Preamble
Company Charter Documents	Section 2.1
Company Intellectual Property	Section 2.13(a)
Company Material Adverse Effect	Section 1.3(a)
Company Plans	Section 5.10(a)
Contest	Section 5.7(d)
Cut-Off Date	Section 7.1
Data Room	Section 2.10
Designated Firms	Section 9.13
DISC	Section 5.13
Disclosure Supplement	Section 5.6
Dispute	Section 9.13
Disputed Items	Section 1.5(b)
Disputed Items Notice	Section 1.5(b)
DoJ	Section 5.4(b)

Term:	Section or Place Where Defined:

Environment	Section 2.22
Environmental Claim	Section 2.22
Environmental Laws	Section 2.22
Environmental Permits	Section 2.22(a)
ERISA	Section 2.21(a)
Escrow Agent	Section 1.3(a)
Escrow Agreement	Section 1.3(a)
Escrow Fund	Section 1.3(a)
Foreign Benefit Plan	Section 2.21(h)
Fraud	Section 7.7
FTC	Section 5.4(b)
Fundamental Reps	Section 7.2(iii)
GAAP	Section 1.3(a)
Governmental Authority	Section 1.3(a)
Hazardous Substances	Section 2.22
HSR Act	Section 5.4(b)
Indemnified Persons	Section 5.8(a)
Independent Accounting Firm	Section 1.5(c)
Intellectual Property	Section 2.13(a)
Interim Financial Statements	Section 2.8(b)
IP Licenses	Section 2.13(d)
IRS	Section 2.21(b)
Key Employees	Section 9.12(g)
knowledge of the Buyer	Section 9.12(g)
knowledge of the Company	Sections 2.16 and 9.12(g)
Last Ownership Change	Section 2.18(d)
Leased Real Property	Section 2.11(b)
Legal Requirement(s)	Section 2.16
Lien	Section 1.3(a)
Lincoln	Section 2.25
Losses	Section 7.5
Material Contracts	Section 2.10
Membership Interests	Section 1.3(a)
NLRB	Section 2.20(b)
Outside Date	Section 8.1(e)
Owned Real Property	Section 2.11(a)
Pension Funding Amount	Section 1.3(a)
Performance Guarantees	Section 1.3(a)
Permitted Liens	Section 2.12
Person	Section 1.3(a)
Personal Information	Section 5.1(a)
Prior Service	Section 5.10
Proceeding	Section 5.8(a)
Protected Seller Communications	Section 9.13

Term:	Section or Place Where Defined:

Purchase Price	Section 1.3(a)
Purchase Price Certificate	Section 1.5(a)
Purchased Securities	Section 1.1
Real Property	Section 2.11(b)
Real Property Lease	Section 2.11(b)
Reference Date	Section 2.13(e)
Release	Section 2.22(b)
Response Period	Section 7.4(a)
Rotex Marks	Section 1.3(a)
Rotex Name	Section 1.3(a)
Rotex Name Materials	Section 1.3(a)
Sale Bonus Amount	Section 1.3(a)
Seller Indemnified Parties	Section 7.3
Seller	Preamble
Seller’s Expenses	Section 1.3(a)
Subsidiary(ies)	Section 2.2
Tax(es)	Section 2.18(h)
Tax Benefit	Section 7.5
Tax Claims	Section 7.2(i)
Tax Returns	Section 2.18(h)
Technology	Section 2.13(a)
Transactions	Section 1.1

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

BUYER:

HILLENBRAND, INC.

By:	/s/ Kenneth A. Camp
Name:	Kenneth A. Camp
Title:	President and
Chief Executive Officer

[ SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT ]

COMPANY:

ROTEX GLOBAL, LLC

By:	/s/ William J. Herkamp
Name:	William J. Herkamp
Title:	President and Chief Executive
Officer

SELLER:

ROTEX HOLDINGS, LLC

By:	/s/ William J. Herkamp
Name:	William J. Herkamp
Title:	Manager

[ SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT ]